Exhibit 99.1

Contact:	William Martin, Chief Executive Officer
(702) 966-7400

NEWS RELEASE
Steven D. Hill Joins Western Liberty Bancorp Board of Directors
Las Vegas, NV — March 16, 2011—Western Liberty BanCorp, Inc. (NASDAQ: WLB), the bank holding company for Service1st Bank, announced Steven D. Hill was appointed to serve on the Western Liberty Board of Directors. Mr. Hill will continue to serve as Chairman of the Board of Service1st Bank.
“Steve Hill has been a director of Service1st Bank from the very beginning of operations, and we are delighted to welcome him to the board for the holding company, as well,” said Michael Frankel. “He has deep roots in the Southern Nevada business community and works tirelessly for many community service organizations, which make his appointment to our Board that much more meaningful.”
Steven D. Hill has been a Director and the Vice Chairman of the Corporate Governance Committee of Service1st Bank of Nevada (“Service1st”) since the bank opened in January 2007. In August 2010, Mr. Hill was named Chairman of the Board for Service1st. In addition, Mr. Hill is the Senior Vice President, Division Manager of the California Portland Cement Company, Las Vegas, Nevada. Prior to that, Mr. Hill was founder and President of Silver State Materials Corp., located in Las Vegas, Nevada, from 1987 to 2008. From 1981 to 1987, Mr. Hill held the position of Operations Manager and General Manager at Moraine Materials Company in Dayton, Ohio. He holds a B.S.M.E. from Rose-Hulman Institute of Technology. Mr. Hill has a number of community involvements including participation as a member in the Clark County Growth Management Task Force, Las Vegas Water District Water Rate Committee, RTC Regional Fixed Guideway Citizens Advisory Committee, Trauma Systems Development Task Force, Clark County Air Quality Technical Advisory Committee, Clark County Clean Water Coalition Citizens Advisory Committee, the SB432 Interim Advisory Committee on Air Quality and the Las Vegas Chamber of Commerce. Mr. Hill has served as Chairman of the Young Presidents Organization, the Associated Builders and Contractors, the Government Affairs Division of the Associated General Contractors, the Government Affairs Division of the Associated Builders and Contractors, the Governor’s Construction Liability Insurance Task Force, The Boys and Girls Club of Las Vegas, the Las Vegas Chamber of Commerce and the Las Vegas Chamber of Commerce Government Affairs Division. Mr. Hill is currently the Chairman of the Coalition for Fairness in Construction, the Commissioner of the Savings and Government Efficiency Commission, a member of the Clark County Growth Management Task Force and a member of the Las Vegas Chamber of Commerce.
About Western Liberty Bancorp
Western Liberty Bancorp is a Nevada financial institution bank holding company which conducts operations through Service1st Bank of Nevada, its whollyowned banking subsidiary. Service1st Bank operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally-owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of the bank’s business is generated in the Nevada market.
www.westernlibertybank.com
Note Transmitted on GlobeNewswire on March  _____  , 2011 at  _____  pm Pacific Daylight Time.